Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 15, 2007

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No.
The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Basket-Linked Notes due (Linked to the Goldman Sachs International Demand Basket)

        The return, if any, on your investment at maturity in the basket-linked notes offered by this prospectus supplement, which we call the “offered notes”, is linked to the performance of the Goldman Sachs International Demand Basket (which we refer to as the “basket” in this prospectus supplement), as measured during the period from the initial trade date (      , 2007) through the determination date (which will be a date specified on the initial trade date, and is expected to be the fifth trading day prior to the stated maturity date, subject to postponement as described elsewhere in this prospectus supplement). The offered notes do not bear any interest and you will not receive any payments with respect to your notes before the stated maturity date (which will be a date specified on the initial trade date, and is expected to be twelve months from the original issue date, unless extended as described elsewhere in this prospectus supplement).

        The Goldman Sachs International Demand Basket is a newly created basket that reflects the price changes of a weighted basket of 45 stocks of companies included in the S&P 500 Index with a high percentage of the companies’ respective sales in 2006 outside the U.S. (subject to limited anti-dilution and other adjustments for extraordinary events, including insolvency). Because it is newly created, the Goldman Sachs International Demand Basket has no basket level history. For further information, please see “The Basket” on page S-18.

        The face amount of each offered note is $1,000. On the stated maturity date, each $1,000 face amount of the offered notes will be exchanged for an amount in cash equal to the sum of (i) the product of (a) $990.00 times (b) the basket return times (c) the final reduction factor of 99.00% plus (ii) the product of the face amount times the fixed basket percentage (which will be an amount specified on the initial trade date and is expected to be between 1.00% and 1.50%). The basket return will be determined by dividing the final basket level (which will be the closing level of the basket on the determination date, subject to adjustments as described elsewhere in this prospectus supplement) by the initial basket level (which will be equal to 100 as determined by the calculation agent on the initial trade date).

        The principal of your notes is not protected, and you could lose substantially all of your investment in the notes. The payment amount for your notes that you will receive at maturity will be reduced by a management fee of 1.00% and a final reduction factor of 99.00%. Accordingly, even if the basket return is greater than 100.00%, you may receive a payment amount that is less than the face amount of your notes. In addition, if the basket return is less than 100.00%, your payment amount will be further reduced by the management fee and the final reduction factor. Moreover, since the final basket level will be based on the closing level of the basket on the determination date, your return on the Goldman Sachs International Demand Basket may be negative even though the level of the basket is higher than the initial basket level at some time during the term of your notes or at maturity.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-25.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-12 so that you may better understand those risks.

Original issue date (settlement date):          , 2007
Issue price:     % of the face amount, for notes traded on      , 2007
Underwriting discount:      % of the face amount
Net proceeds to the issuer:           % of the face amount

        The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sell on      , 2007. We may decide to sell additional offered notes after that date, at an issue price (and underwriting discount and net proceeds) that differs from the price above.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated       , 2007.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-25. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket: The Goldman Sachs International Demand Basket. The Goldman Sachs International Demand Basket is a thematic basket that reflects the price changes of a weighted basket of the stocks of 45 U.S. companies with a high percentage of their respective sales outside the U.S. The underlying basket stocks are all common stocks of companies included in the S&P 500 Index. See “The Basket” on page S-18

Specified currency: U.S. dollars (“$”)

Face amount: each offered note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $ in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Management fee: 1.00%

Payment amount: on the stated maturity date, each $1,000 face amount of notes outstanding will be exchanged for an amount in cash equal to the sum of (i) the product of (a) $990.00 times (b) the basket return times (c) the final reduction factor of 99.00% plus (ii) the product of the face amount times the fixed basket percentage

Initial trade date:          , 2007

Original issue date (settlement date):         , 2007

Initial basket level: 100. The initial basket level will be calculated using a multiplier for each underlying basket stock. The respective multipliers will be determined in part by using each underlying basket stock’s weighting and the closing price of each underlying basket stock on the initial trade date (as described in “The Basket” on page S-18)

Final basket level: the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-26 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Basket” on page S-27

Basket return: the quotient of the final basket level divided by the initial basket level

Final reduction factor: 99.00%

Fixed basket percentage (to be determined on the initial trade date): expected to be between 1.00% and 1.50%.

Stated maturity date (to be determined on the initial trade date): expected to be approximately 12 months after the original issue date, unless postponed for up to six business days

Determination date (to be determined on the initial trade date): a specific date, which is expected to be the fifth scheduled trading day prior to the originally scheduled maturity date, unless postponed with respect to any underlying basket stock as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination date” and “— Consequences of a Market Disruption Event” on page S-26

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-28

Basket business day: as described on page S-28

Trading day: as described on page S-28

CUSIP no.:

Q&A

How do the notes work?

        The notes offered by this prospectus supplement will have a stated maturity date that will be set on the initial trade date and is expected to be approximately twelve months after the original issue date (unless postponed as described elsewhere in this prospectus supplement). The amount that we will pay you for each of your notes on the stated maturity date will be a function of the basket return and the fixed basket percentage. The notes are not principal protected. If the Goldman Sachs International Demand Basket declines, you may lose substantially all or a significant amount of your investment. Furthermore, your notes are subject to a management fee and a final reduction factor each of which has the effect of reducing the return on your notes. Even if the basket return is greater than 100%, the amount that we will pay you for each of your notes on the stated maturity date may be less than the $1,000 face amount of each of your notes. The notes will not bear interest and no payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-12.

        As discussed in the accompanying prospectus, the notes are basket-linked debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-25.

Which key terms have not yet been set?

        We have not yet set some key terms, and we will not set those terms until the initial trade date. These include:

•	the stated maturity date;
•	the determination date;
•	the fixed basket percentage;
•	basket multipliers; and
•	weightings

        Each of these terms could significantly affect the amount you will receive on the stated maturity date.

Who determines the basket and what does the basket measure?

        The Goldman Sachs International Demand Basket is a thematic basket which reflects the price changes of a weighted basket of the stocks of 45 U.S. companies with a high percentage of their respective sales outside the U.S., which we refer to as underlying basket stocks. The underlying basket stocks are all common stocks of companies included in the S&P 500 Index. The stocks comprising the basket have been selected, and the weightings of the underlying basket stocks will initially be determined on the initial trade date, by Goldman Sachs.

        After the initial trade date, the basket will be calculated (and, if necessary, adjusted) by Goldman, Sachs & Co. without regard to the offered notes.

        The following table summarizes the underlying basket stocks comprising the basket and the expected percentage weight of each underlying basket stock as of the initial trade date. The actual weighting of each underlying basket stock will be determined on the initial trade date, and may be substantially different from the expected weighting percentages shown in the table below.

Bloomberg Symbol	Issuer	Basket Weighting	Multiplier	Listing Exchange
MMM UN Equity	3M Company	2.22%		NYSE
AES UN Equity	AES Corporation/The	2.22%		NYSE
AFL UN Equity	Aflac Incorporated	2.22%		NYSE
A UN Equity	Agilent Technologies, Inc.	2.22%		NYSE
MO UN Equity	Altria Group, Inc.	2.22%		NYSE
AIG UN Equity	American International Group, Inc.	2.22%		NYSE
AOC UN Equity	AON Corporation	2.22%		NYSE
APA UN Equity	Apache Corporation	2.22%		NYSE
ADSK UQ Equity	Autodesk, Inc.	2.22%		NASDAQ
AVY UN Equity	Avery Dennison Corporation	2.22%		NYSE
AVP UN Equity	Avon Products, Inc.	2.22%		NYSE
BHI UN Equity	Baker Hughes Incorporated	2.22%		NYSE
CAT UN Equity	Caterpillar Inc.	2.22%		NYSE
KO UN Equity	Coca-Cola Company/The	2.22%		NYSE
CL UN Equity	Colgate-Palmolive Company	2.22%		NYSE
DOW UN Equity	Dow Chemical Company/The	2.22%		NYSE
DD UN Equity	EI Du Pont de Nemours & Company	2.22%		NYSE
XOM UN Equity	Exxon Mobil Corporation	2.22%		NYSE
FLR UN Equity	Fluor Corporation	2.22%		NYSE
FCX UN Equity	Freeport-McMoRan Copper & Gold Inc.	2.22%		NYSE
GT UN Equity	Goodyear Tire & Rubber Company/The	2.22%		NYSE
HAL UN Equity	Halliburton Company	2.22%		NYSE
HPQ UN Equity	Hewlett-Packard Company	2.22%		NYSE
HNZ UN Equity	H.J. Heinz Company	2.22%		NYSE
RX UN Equity	IMS Health Incorporated	2.22%		NYSE
IBM UN Equity	International Business Machines Corporation	2.22%		NYSE

IFF UN Equity	International Flavors & Fragrances Inc.	2.22%	NYSE
JCI UN Equity	Johnson Controls, Inc.	2.22%	NYSE
MCD UN Equity	McDonald’s Corporation	2.22%	NYSE
MIL UN Equity	Millipore Corporation	2.22%	NYSE
NSM UN Equity	National Semiconductor Corporation	2.22%	NYSE
NCR UN Equity	NCR Corporation	2.22%	NYSE
NKE UN Equity	NIKE, Inc.	2.22%	NYSE
NE UN Equity	Noble Corporation	2.22%	NYSE
NVDA UN Equity	Nvidia Corporation	2.22%	NASDAQ
PLL UN Equity	Pall Corporation	2.22%	NYSE
PKI UN Equity	PerkinElmer, Inc.	2.22%	NYSE
QCOM UQ Equity	QUALCOMM Incorporated	2.22%	NASDAQ
SGP UN Equity	Schering-Plough Corporation	2.22%	NYSE
SLB UN Equity	Schlumberger N.V. (Schlumberger Limited)	2.22%	NYSE
TEX UN Equity	Terex Corporation	2.22%	NYSE
RIG UN Equity	Transocean Inc.	2.22%	NYSE
WAT UN Equity	Waters Corporation	2.22%	NYSE
WFT UN Equity	Weatherford International Ltd.	2.22%	NYSE
WWY UN Equity	WM. Wrigley Jr. Company	2.22%	NYSE

For further information, please see “The Basket” on page S-18.

Who should or should not consider an investment in the notes?

        We have designed the notes for investors who want to participate in a potential increase in the Goldman Sachs International Demand Basket while having a substantial amount of their principal subject to the risk of a loss in the event the Goldman Sachs International Demand Basket declines over the life of the notes. Because you can lose substantially all or a significant amount of your investment in the notes, you should consider purchasing the notes only if you are willing to accept the risk of losing substantially all or a significant amount of the principal amount of your notes.

        In addition, if the amount payable for each of your notes on the stated maturity date equals or exceeds the outstanding face amount of each of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Will Not Bear Interest” on page S-13.

What will I receive at the stated maturity of the notes?

        The payment amount for each offered note outstanding on the stated maturity date will be an amount in cash, equal to the sum of (i) the product of (a) $990.00 times (b) the basket return times (c) the final reduction factor of 99.00% plus (ii) the product of the face amount times the fixed basket percentage. The basket return is the quotient of the final basket level divided by the initial basket level. We estimate that the fixed basket percentage will be between 1.00% and 1.50%.

        The Goldman Sachs International Demand Basket is a new basket with no performance history. The calculation agent will calculate the initial basket level on the initial trade date using an initial basket level of 100 on such date. The initial basket level will be calculated using a multiplier for each underlying basket stock. The respective multipliers will be determined in part by using the respective weightings and closing prices of each underlying basket stock as of the initial trade date.

        The extent to which you will participate in any increase in the final basket level above the initial basket level will be a function of the basket return, the management fee, the final reduction factor and the fixed basket percentage. Because the payment amount that you receive is already discounted by a management fee of 1.00% and further reduced by a final reduction factor of 99.00%, you may receive less than 100.00% of your investment even if the basket return is greater than 100.00%, i.e. due to an increase in the final basket level over the initial basket level. In addition, if the basket return is less than 100.00%, i.e. due to a decline in the final basket level below the initial basket level, the management fee and the final reduction factor will further reduce your payment amount.

What will I receive if I sell the notes prior to the stated maturity date?

        If you sell your notes prior to the stated maturity date, you will receive the market price for each of your notes. The market price for each of your notes may be influenced by many factors, such as interest rates and the volatility of the basket. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions and any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” on page S-13.

What about taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-32.

        Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract with respect to the basket. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

HYPOTHETICAL EXAMPLES

        The extent to which you will participate in any increase in the basket level will be a function of the basket return, the management fee, the final reduction factor and the fixed basket percentage. Almost the entire principal amount of your notes is at risk in the event the Goldman Sachs International Demand Basket declines, so you may lose a significant portion of your initial investment in your notes.

        The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $1,000 of the outstanding face amount of your notes, if the final basket return were any of the hypothetical levels shown in the left column. The table assumes a fixed basket percentage of 1.25%.

        The levels in the left column of the table represent hypothetical basket returns, i.e. final basket levels, on the determination date expressed as percentages of the base initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical basket returns and are expressed as percentages of the outstanding face amount of each of the notes.

        The information in the table and chart below reflect hypothetical rates of return on your notes assuming that they are purchased on the original issue date and are held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-12. We have also assumed that no market disruption event occurs.

        The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the final basket level will be on the determination date. The price of the underlying basket stocks have been highly volatile in the past — meaning that the basket level would have changed substantially in relatively short periods if the basket had existed and the basket level had been calculated by the calculation agent — and the future performance of the basket cannot be predicted.

        For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little or no relation to the hypothetical examples shown below and cannot be predicted.

Hypothetical Final Basket Return	Hypothetical Payment Amounts as Percentage of Face Amount
200.00%	197.27%
150.00%	148.27%
130.00%	128.66%
120.00%	118.86%
116.00%	114.94%
112.00%	111.02%
108.00%	107.10%
104.00%	103.18%
100.00%	99.26%
96.00%	95.34%
92.00%	91.42%
88.00%	87.50%
84.00%	83.58%
80.00%	79.66%
70.00%	69.86%
50.00%	50.26%
0.00%	1.25%

        If, for example, the basket return were determined to be 70%, the payment amount that we would deliver to you at maturity would be 69.86% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it until the stated maturity date, you would lose 30.14% of your investment.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount for each of your notes) that we would deliver to you on the stated maturity date if the basket return (i.e. the final basket level expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical basket returns of less than 100.76% (the section left of the 100.76% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount for each of your notes (the section below the 100% marker on the vertical axis) and, accordingly, you would lose some or substantially all of the principal of your notes.

S-11

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying basket stocks, i.e., the stocks comprising the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

THE PRINCIPAL OF YOUR NOTES IS NOT PROTECTED

        The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date will be a function of the basket return, the management fee, the final reduction factor and the fixed basket percentage. You may lose substantially all of your investment in the notes if the basket drops precipitously.

        In addition, if an underlying basket stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the applicable underlying underlying basket stock will continue to be included in the basket so long as a market price for that underlying basket stock is available. If, as a result of the liquidation or dissolution of the underlying basket stock issuer, a market price is no longer available for the applicable underlying basket stock, the value of that underlying basket stock will be deemed to equal zero for the purposes of calculating the basket for so long as no market price is available. See “The Basket — Basket Methodology — Adjustments for Certain Corporate Events — Liquidation or dissolution” on page S-21.

        Also, the market price for each of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for each of your notes.

        Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Payment Amount that You will Receive Upon the Maturity of Your Notes will be Reduced by the Management Fee and the Final Reduction Factor

        Your payment amount upon the maturity of the notes will be reduced by management fee of 1.00% and a final reduction factor of 1.00%. Accordingly, even if the basket return is positive, i.e. the basket return is positive due to an increase in the International Demand Basket, you may not receive a payment amount that exceeds face amount of your notes. Furthermore, if the basket return is negative, i.e. the basket return is negative due to a decline in the Goldman Sachs International Demand Basket, the management fee and the final reduction factor will further reduce your return.

The Payment Amount on Your Notes Is Not Linked to the Basket Level at Any Time Other than on the Determination Date

        The final basket level will be based on the closing level of the basket on the determination date, and therefore not the simple performance of the basket over the term of your notes. Therefore, if the closing level of the basket dropped precipitously on the determination date, the payment amount for each of your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the basket prior to such drop in the basket level. Although the actual basket level at the stated maturity date or at other times during the term of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than the determination date.

Changes in the Volatility of the Basket Are Likely to Affect the Market Value of Your Notes

        The volatility of the basket refers to the magnitude and frequency of the changes in the basket level. In most scenarios, if the volatility of the basket increases, we expect that the market value of your notes will decrease and, conversely, if the volatility of the basket decreases, we expect that the market value of your notes will increase.

S-12

Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— We Expect Your Notes Will Not Have an Active Trading Market” below.

Your Notes Will Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell An Additional Aggregate Face Amount of the Notes at a Different Issue Price

        At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Goldman Sachs International Demand Basket Does Not Have Basket Level History

        The payment amount for each of your notes is linked to the performance of the Goldman Sachs International Demand Basket, which will be created as of the initial trade date. Because the basket will have no basket level history prior to that date, no historical basket level information will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Underlying Basket Stocks May Impair the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the underlying basket stocks or futures and other instruments linked to the basket or underlying basket stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the underlying basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or one or more of the underlying basket stocks. Any of these hedging activities may adversely affect the basket level — directly or indirectly by affecting the price of the underlying basket stocks — and

S-13

therefore the market value of your notes and the amount we will pay for each of your notes at maturity. Specifically, we expect to enter into hedging transactions described in the first two sentences of this paragraph on each of the trading days prior to and including the initial trade date that will be used by the calculation agent to calculate the share multiplier of each index stock. These hedging activities may potentially positively affect the closing prices of the underlying basket stocks on such trading days and thus reduce the share multipliers for such stocks. Furthermore, we expect to unwind our hedge positions on the determination date, thereby potentially adversely affecting the market prices of the underlying basket stocks and thus the basket level on such date(s). It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your notes or the payment amount you will receive for each of your notes on the stated maturity date may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the underlying basket stocks or instruments whose returns are linked to the basket or underlying basket stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket level — directly or indirectly by affecting the price of the underlying basket stocks — and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity. We may also issue, and Goldman, Sachs &Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the basket or one or more of the underlying basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay for each of your notes at maturity.

The Return on Your Notes Will Not Reflect any Dividends Paid on the Underlying Basket Stocks

        The calculation agent calculates the level of the basket by reference to the prices of the underlying basket stocks, without taking account of the value of ordinary dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the underlying basket stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive any Stock

        Investing in your notes will not make you a holder of any of the underlying basket stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying basket stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any underlying basket stocks.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket and the underlying basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interests in the notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the basket level, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the underlying basket stocks, including making loans to or equity investments in those companies or

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providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the basket and some or all of the issuers of the underlying basket stocks. Any of these activities by any of our affiliates may affect the basket level and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You May Receive at Maturity

        As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine the amount we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

        In addition, the policies of the calculation agent concerning the calculation of the basket level, additions, deletions or substitutions of underlying basket stocks and the manner in which changes affecting the underlying basket stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the basket level could affect the basket level and, therefore, the amount payable for each of your notes on the stated maturity date and the market value of your notes prior to such date. The amount payable for each of your notes and their market value could also be affected if the calculation agent changes these policies, for example, by changing the manner in which it calculates the basket level, or if the calculation agent discontinues or suspends calculation of the basket level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the basket level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the basket level on such date(s) — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the basket level on the determination date and the amount payable for each of your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

We Expect Your Notes Will Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Not Responsible for Any Disclosure by Any of the Underlying Basket Stock Issuers

        Goldman Sachs is not affiliated with the issuers of the underlying basket stocks. As described above, however, we or our affiliates may currently or from time to time in the future engage in business with the underlying basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlying basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket and the underlying basket stock issuers.

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See “The Basket” below for additional information about the basket.

        The underlying basket stock issuers are not involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. None of the underlying basket stock issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

If The Market Value of The Underlying Basket Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the underlying basket stocks. Changes in the market value of the underlying basket stocks may not result in a comparable change in the market value of your notes. Even if the basket level increases above the initial basket level during the term of the notes, the market value of the notes prior to the stated maturity date may not increase by the same amount. In part, this is because of the weightings assigned to the underlying basket stocks. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The Market Value of Your Notes May Be Influenced By Many Factors That Are Unpredictable and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the value of your notes, including:

•	the volatility — i.e., the frequency and magnitude of changes — of the underlying basket stocks;
•	the closing price of each of the underlying basket stocks on the determination date;
•	economic, financial, regulatory and political, military or other events that affect the securities markets generally and the industry and market segments of which the underlying basket stocks are a part, and which may affect the basket level;
•	interest and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlying basket stocks based on their historical performance.

The Calculation Agent Can Postpone the Stated Maturity Date if a Market Disruption Event Occurs

        If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day with respect to any underlying basket stock, the determination date for such underlying basket stock will be postponed until the first trading day on which no market disruption event occurs or is continuing with respect to such underlying basket stock. As a result, the stated maturity date for your notes will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled maturity date. Moreover, if the determination date is postponed to the last possible day with respect to any underlying basket stock, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date for such underlying basket stock. In addition, in the event the determination date is postponed for any underlying basket stock, we will still use the final levels for such unaffected underlying basket stocks on such date for the purposes of determining the basket return. If the calculation agent determines that the closing price for any underlying basket stock that must be used to determine the payment amount is not available on the last possible determination date, either because of a market disruption event or for any other reason, the

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calculation agent will nevertheless determine the basket return based on its assessment, made in its sole discretion, of such underlying basket stock on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes.

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THE BASKET

        The Goldman Sachs International Demand Basket is a thematic basket that reflects the price changes of a weighted basket of the stocks of 45 U.S. companies with a high percentage of their respective sales in 2006 outside the U.S. The underlying basket stocks are all common stocks of companies included in the S&P 500 Index.

        Each underlying basket stock belongs to one of 9 sectors represented in the basket. The following table shows the industry sectors represented in the basket and their respective weightings.

Industry Sector	Weighting
Energy	18.00%
Information Technology	18.00%
Computer Staples	13.00%
Industrials	13.00%
Health Care	11.00%
Materials	9.00%
Consumer Discretionary	9.00%
Financials	7.00%
Utilities	2.00%
Total	100.00%

        The following table summarizes the underlying basket stocks comprising the basket and the expected percentage weight of each underlying basket stock as of the initial trade date. The actual weighting of each underlying basket stock will be determined on the initial trade date, and may be substantially different from the expected weighting percentages shown in the table below.

Bloomberg Symbol	Issuer	Basket Weighting	Multiplier	Listing Exchange
MMM UN Equity	3M Company	2.22%		NYSE
AES UN Equity	AES Corporation/The	2.22%		NYSE
AFL UN Equity	Aflac Incorporated	2.22%		NYSE
A UN Equity	Agilent Technologies, Inc.	2.22%		NYSE
MO UN Equity	Altria Group, Inc.	2.22%		NYSE
AIG UN Equity	American International Group, Inc.	2.22%		NYSE
AOC UN Equity	AON Corporation	2.22%		NYSE
APA UN Equity	Apache Corporation	2.22%		NYSE
ADSK UQ Equity	Autodesk, Inc.	2.22%		NASDAQ
AVY UN Equity	Avery Dennison Corporation	2.22%		NYSE
AVP UN Equity	Avon Products, Inc.	2.22%		NYSE
BHI UN Equity	Baker Hughes Incorporated	2.22%		NYSE
CAT UN Equity	Caterpillar Inc.	2.22%		NYSE
KO UN Equity	Coca-Cola Company/The	2.22%		NYSE
CL UN Equity	Colgate-Palmolive Company	2.22%		NYSE
DOW UN Equity	Dow Chemical Company/The	2.22%		NYSE
DD UN Equity	EI Du Pont de Nemours & Company	2.22%		NYSE
XOM UN Equity	Exxon Mobil Corporation	2.22%		NYSE
FLR UN Equity	Fluor Corporation	2.22%		NYSE
FCX UN Equity	Freeport-McMoRan Copper & Gold Inc.	2.22%		NYSE
GT UN Equity	Goodyear Tire & Rubber Company/The	2.22%		NYSE
HAL UN Equity	Halliburton Company	2.22%		NYSE
HPQ UN Equity	Hewlett-Packard Company	2.22%		NYSE
HNZ UN Equity	H.J. Heinz Company	2.22%		NYSE
RX UN Equity	IMS Health Incorporated	2.22%		NYSE
IBM UN Equity	International Business Machines Corporation	2.22%		NYSE
IFF UN Equity	International Flavors & Fragrances Inc.	2.22%		NYSE

JCI UN Equity	Johnson Controls, Inc.	2.22%	NYSE
MCD UN Equity	McDonald’s Corporation	2.22%	NYSE
MIL UN Equity	Millipore Corporation	2.22%	NYSE
NSM UN Equity	National Semiconductor Corporation	2.22%	NYSE
NCR UN Equity	NCR Corporation	2.22%	NYSE
NKE UN Equity	NIKE, Inc.	2.22%	NYSE
NE UN Equity	Noble Corporation	2.22%	NYSE
NVDA UN Equity	Nvidia Corporation	2.22%	NASDAQ
PLL UN Equity	Pall Corporation	2.22%	NYSE
PKI UN Equity	PerkinElmer, Inc.	2.22%	NYSE
QCOM UQ Equity	QUALCOMM Incorporated	2.22%	NASDAQ
SGP UN Equity	Schering-Plough Corporation	2.22%	NYSE
SLB UN Equity	Schlumberger N.V. (Schlumberger Limited)	2.22%	NYSE
TEX UN Equity	Terex Corporation	2.22%	NYSE
RIG UN Equity	Transocean Inc.	2.22%	NYSE
WAT UN Equity	Waters Corporation	2.22%	NYSE
WFT UN Equity	Weatherford International Ltd.	2.22%	NYSE
WWY UN Equity	WM. Wrigley Jr. Company	2.22%	NYSE

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Basket Methodology

        The level of the basket will be based on the most recently reported price of the underlying basket stocks (as reported by the primary exchange or trading system on which the relevant underlying basket stock is listed or traded), at the end of each basket business day (approximately 4:00 p.m., Eastern Standard Time). A basket business day as used hereunder means a Monday, Tuesday, Wednesday, Thursday or Friday on which any of the underlying basket stocks are traded on any national securities exchange.

        On any basket business day, the level of the basket will equal the sum of the product of (i) the closing price of each of the underlying basket stocks as reported by each respective primary securities exchange multiplied by (ii) the applicable share multiplier. If the closing prices of some of the underlying basket stocks are not available on a basket business day, the calculation agent will use the last closing price for each of such underlying basket stock to calculate the basket level.

        The share multiplier for each underlying basket stock will be determined on the initial trade date of the offered notes and will be based on the closing price of each underlying basket stocks on the initial trade date. The calculation agent will determine the share multiplier for each underlying basket stock so that the initial basket level, which will be based on each basket stock weighting, closing price and the applicable share multiplier, will equal 100 on the initial trade date of the offered notes. After the initial trade date, the share multiplier for each underlying basket stock will remain constant unless certain corporate events as described below with respect to one or more of the underlying basket stock issuers occur. The level of the basket will not include ordinary dividends paid on the underlying basket stocks.

Adjustments for Certain Corporate Events

        If an event described below occurs, the calculation agent will make the adjustment described below with a view to offsetting, to the extent practical, any change in the economic position of the applicable underlying basket stock relative to the basket that results solely from that event. The calculation agent may, in its sole discretion, modify the adjustment provisions and interpret and apply them as necessary to ensure an equitable result.

        Stock split, reverse split or stock dividend. The share multiplier for any underlying basket stock will be adjusted if the relevant underlying basket stock is subject to a stock split, reverse stock split, or stock dividend. Once the split or stock dividend has become effective, the share multiplier for the relevant underlying basket stock will be adjusted to equal the product of (i) the ratio of the new number of shares of the underlying basket stock outstanding after taking account of the split or stock dividend versus the former number of shares of the underlying basket stock multiplied by (ii) the share multiplier of the relevant underlying basket stock prior to the split or stock dividend.

        Liquidation or dissolution. If an underlying basket stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such underlying basket stock will continue to be included in the index so long as a market price for that underlying basket stock is available. If a market price is no longer available for any underlying basket stock due to the liquidation or dissolution (under any applicable bankruptcy, insolvency or other similar law) of the underlying basket stock issuer, then the value of that underlying basket stock will be deemed to equal zero for the purpose of calculating the basket for so long as no market price is available, and the basket will be computed based on the remaining underlying basket stocks for which market prices are available without adjusting their respective share multipliers. Accordingly, the basket may contain fewer than 45 underlying basket stocks during the term of the offered notes.

        Unavailability of market price or exchange rate. If no market price is available for all or some of the underlying basket stocks, then the last published closing price of the underlying basket stock, as determined by the calculation agent, will be used to compute the basket level.

        Merger, consolidation or nationalization. If an underlying basket stock issuer has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then the calculation agent will determine the last available market price for the applicable underlying basket stock as the value of the applicable

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underlying basket stock at the time the issuer is merged or consolidated or nationalized. On any day thereafter, the value so determined will be deemed to be the price of the applicable underlying basket stock for the purpose of calculating the basket level.

        Distribution in kind. If the issuer of an underlying basket stock distributes to all of its shareholders a tracking stock or equity securities that are publicly traded and are of an issuer other than the underlying basket stock issuer, then the securities so distributed will be added to the basket as a new underlying basket stock. The share multiplier for the new underlying basket stock will equal the product of the share multiplier of the original underlying basket stock with respect to which new equity securities are being issued multiplied by the number of shares of new equity securities that are being issued with respect to one share of the original underlying basket stock.

        Cash dividends. Generally, dividends (other than extraordinary dividends described below) paid in cash on any of the underlying basket stocks will not be reflected in the basket level. A cash dividend with respect to any of the underlying basket stocks will be deemed to be an extraordinary dividend if (i) such dividend payment was not a part of regularly scheduled dividends with respect to the applicable underlying basket stock and (ii) its per share value exceeds 10% of the closing price of the underlying basket stock on the business day, as applicable, immediately preceding the date of such dividend. The product of the value of an extraordinary dividend multiplied by the relevant share multiplier will be included for the purpose of calculating the basket level.

        Rights issuance. If the issuer of an underlying basket stock issues transferable rights or warrants to all holders of the underlying basket stock at an exercise price per share that is less than the closing price of the underlying basket stock on the business day, as applicable, immediately preceding the date of such issuance, then the share multiplier will be adjusted as follows. First, the calculation agent will calculate the number of shares of the underlying basket stock before such issuance that would have an equivalent value with the transferable rights or warrants so issued by multiplying (i) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (ii) the exercise price per each rights or warrants, and dividing the result by the closing price of the underlying basket stock on the business day, as applicable, immediately preceding the issuance date. Then, the rate by which the share multiplier will be adjusted will be calculated by dividing (a) the sum of (x) the number of shares of the underlying basket stock outstanding at the close of business on the business day, as applicable, immediately preceding the issuance date plus (y) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (b) the sum of (z) the number of shares of the underlying basket stock outstanding at the close of business on the business day, as applicable, immediately preceding the issuance date plus (w) the number of shares of the underlying basket stock before such issuance that would have an equivalent value with the transferable rights or warrants calculated as described in the immediately preceding sentence. Finally, the share multiplier after such issuance will equal the product of the share multiplier of the underlying basket stock before the issuance multiplied by the rate calculated as described in the immediately preceding sentence.

Hypothetical Closing Levels of the Index

        Because the Goldman Sachs International Demand Basket is a newly created basket and its level will be available on and after the initial trade date, it has no historical closing levels. The hypothetical closing levels of the basket provided in the table below were calculated from the historical price of each underlying basket stock in accordance with the basket methodology described above and subject to several assumptions described below.

        The hypothetical closing levels were calculated over a period commencing on January 1, 2005, and ending on August 13, 2007. The hypothetical closing levels of the basket were calculated using the expected weightings described above and the closing prices of the underlying basket stocks on August 13, 2007, such that the index value was 100 on January 1, 2005.

        Because the hypothetical closing levels of the basket were calculated based on several assumptions that will not be true when the

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calculation agent calculates the actual closing levels of the basket after the initial trade date, you should not take the hypothetical closing levels of the basket as an accurate estimate of historical performance or an indication of the future performance of the basket. We cannot give you any assurance that the future performance of the basket will follow a pattern similar to that of the hypothetical closing levels of the basket. Neither we nor any of our affiliates make any representation to you as to the performance of the basket.

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        The closing price of the underlying basket stocks have fluctuated in the past and the closing level of the basket may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical closing level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes. The actual performance of the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little relation to the hypothetical levels shown below.

        The table below shows the high, low and final hypothetical closing levels of the basket calculated based on the assumptions described above, for the four calendar quarters in 2005 and in 2006, and the first two calendar quarters of 2007 and the third calendar quarter through August 13, 2007. We obtained the closing price of the underlying basket stocks used to calculate the hypothetical closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Final Hypothetical Closing Levels of the Basket

	High	Low	Close
2005
Quarter ended March 31	106.0142	97.9613	100.4710
Quarter ended June 30	102.8772	94.4948	100.1416
Quarter ended September 30	110.0339	100.7699	109.8930
Quarter ended December 31	115.6390	104.6359	113.0565
2006
Quarter ended March 31	122.7594	115.4299	121.6659
Quarter ended June 30	130.6280	113.0146	119.9850
Quarter ended September 30	121.1155	113.2747	117.6596
Quarter ended December 31	131.4432	115.6361	129.7981
2007
Quarter ended March 31	135.9497	126.9071	134.7551
Quarter ended June 30	154.4241	135.5352	152.5118
Quarter ending September 30, 2007 (through August 13, 2007)	160.7600	148.4475	151.2042

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

        No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$“).

Form of notes:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or initial trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the issuance(s) and sale(s) of the notes that occur prior to the settlement date. If you have purchased your notes in a market-making transaction after any of the issuance(s) and sale(s) of the notes that occur prior to the settlement date, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Basket and underlying basket stocks

        In this prospectus supplement, when we refer to the basket, we mean the basket specified on the front cover page, or any successor basket, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Basket” below. When we refer to the underlying basket stocks as of any time, we mean the stocks that comprise the

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basket as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

        The payment amount for each offered note outstanding on the stated maturity date will be an amount in cash equal to the sum of (i) the product of (a) $990.00 times (b) the basket return times (c) the final reduction factor of 99.00% and (ii) the face amount times the fixed basket percentage. The basket return is the product of the final basket level divided by the initial basket level. We estimate that the fixed basket percentage will be between 1.00% and 1.50%.

        The extent to which you will participate in any increase in the final basket level above the initial basket level will be a function of the basket return, the management fee, the final reduction factor and the fixed basket percentage. Because the payment amount that you receive is already discounted by a management fee of 1.00% and further reduced by a final reduction factor of 99.00%, you may receive less than 100% of your investment even if the basket return is greater than 100.00%, i.e., due to an increase in the final basket level over the initial basket level. In addition, if the basket return is less than 100.00%, i.e., due to a decline in the final basket level below the initial basket level, the management fee and the final reduction factor will further reduce your payment amount.

        The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date as calculated by the calculation agent, except in the limited circumstances described under “— Consequences of a Market Disruption Event” and subject to adjustment as provided under “— Discontinuance or Modification of the Basket” below. We will determine the method for calculating the final basket level on the initial trade date. However, the calculation agent will have discretion to adjust the closing level on any particular day under certain circumstances or to determine it in a different manner under certain circumstances as described under “— Discontinuance or Modification of the Index” below.

Stated maturity date

        The stated maturity date will be determined on the initial trade date and is expected to be approximately 12 months after the settlement date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date referred to below is postponed, however, then the stated maturity date will be the fifth business day following the determination date as postponed, provided that the stated maturity date will never be later than the fifth business day after      ,      or if such date is not a business day, later than the sixth business day after     ,    .

        The calculation agent may postpone the determination date – and therefore the stated maturity date – if a market disruption event occurs or is continuing on the determination date or such day is not otherwise a trading day, in either case, with respect to any or all of the underlying basket stocks. We describe market disruption events under “— Special Calculation Provisions” below.

Determination date

        The determination date will be determined on the initial trade date and is expected to be the fifth trading day prior to the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day with respect to any underlying basket stock. In that event, the determination date for such underlying basket stock will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such underlying basket stock. In no event, however, will the determination date for any of the underlying basket stocks be postponed to a date later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date).

Consequences of a Market Disruption Event

        As indicated above, if a market disruption event occurs or is continuing with respect to any underlying basket stock on a day that would

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otherwise be the determination date for such underlying basket stock or such day is not a trading day, then the determination date for such underlying basket stock will be postponed to the next trading day on which a market disruption event does not occur and is not continuing with respect to such underlying basket stock. In no event, however, will the determination date for any of the underlying basket stocks be postponed later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date).

        If the determination date for any of the underlying basket stocks is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will nevertheless be the determination date for such underlying basket stock or underlying basket stocks, as applicable. If the calculation agent determines that any of the prices of the underlying basket stocks that must be used to determine the payment amount are not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the basket return pursuant to “— Discontinuance or Modification of the Basket” below.

        A market disruption event with respect to any underlying basket stock will not by itself constitute a market disruption event with respect to the other underlying basket stocks.

Discontinuance or Modification of the Basket

        If the calculation agent determines that the level of the basket is not available on the determination date (after postponement to the last possible day) because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket.

        If the calculation agent determines that the underlying basket stocks or the method of calculating the basket is changed at any time in any respect — including any split or reverse split of the basket and any addition, deletion or substitution and any reweighting or rebalancing of the underlying basket stocks and whether the change is made by the calculation agent under its existing policies or following a modification of those policies, is due to events affecting one or more of the underlying basket stocks or their issuers or is due to any other reason and is not otherwise reflected in the basket level by the calculation agent pursuant to the basket methodology described under “The Basket” below, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final basket level used to determine the amount payable on the stated maturity date, is equitable.

        All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer —

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Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the basket and share multipliers, market disruption events, business days, basket business days, trading days, the basket return, basket levels including the final basket level, the default amount and the payment amount for each of your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading day

        When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all the underlying basket stocks are open for trading.

Basket business day

        When we refer to a basket business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday on which any of the underlying basket stocks are traded on any national securities exchange.

Default amount

        The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first

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bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period

        The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified financial institutions

        For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market disruption event

        Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in underlying basket stocks constituting 20% or more, by weight, of the basket on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the basket or to underlying basket stocks constituting 20% or more, by weight, of the basket, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	underlying basket stocks constituting 20% or more, by weight, of the basket, or option or futures contracts relating to the underlying basket or to underlying basket stocks constituting 20% or more, by weight, of the basket, if available, are not trading on what were the respective primary markets for those underlying basket stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc.

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and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

        The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to the basket or to any underlying basket stock.

        For this purpose, an “absence of trading” in the primary securities market on which an underlying basket stock, or on which option or futures contracts relating to the basket or an underlying basket stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlying basket stock or in option or futures contracts relating to the basket or an underlying basket stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that stock or those contracts, or
•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

        As is the case throughout this prospectus supplement, references to the basket in this description of market disruption events includes the basket and any successor basket as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the underlying basket stocks or futures and other instruments linked to the basket over a period of up to five trading days prior to and including the initial trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other basket-linked notes we issue, some of which may have returns linked to the basket or the underlying basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the underlying basket stocks,
•	may take or dispose of positions in the securities of the underlying basket stock issuers themselves,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Hong Kong Exchange or other components of the Chinese equity market and/or
•	may take short positions in the underlying basket stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or the underlying basket stocks. We expect these steps to involve sales of instruments linked to the basket on either the determination date or each of the specified averaging dates which will be up to trading days prior to and including the determination date. These steps may also involve sales and/or purchases of some or all of the underlying basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the underlying basket stocks.

The hedging activity discussed above may adversely affect the market prices of the underlying basket stocks on or prior to the initial trade date as well as on or prior to the determination date. As a result, this activity may adversely affect the initial basket level and the final basket level and, therefore, affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Underlying Basket Stocks May Impair the Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. Moreover, it applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan &Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your warrant should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

United States Holders

General

        If you are a United States holder, you will be obligated pursuant to the terms of the notes — in absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid forward contract on the basket on the payment date, for which payment was made on the issue date.

        If your notes are characterized as described above, your tax basis in your notes generally would equal your costs for your notes. Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss, unless you hold notes for more than one year. If you do not sell or exchange your notes before the payment date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received on the payment date and your tax basis in the notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or expiration of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the original issue date, your adjusted basis in your notes will equal the amount you paid for your

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notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or expiration of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that the Internal Revenue Service may classify the fixed amount of return, which would result in such fixed amount being characterized as ordinary income as opposed to capital gain. You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

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EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the issue price.

        Please note that The Goldman Sachs Group, Inc. may agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. may agree to purchase from The Goldman Sachs Group, Inc., an additional aggregate face amount of the offered notes on a date after the initial trade date and at an issue price that may differ from the issue price provided in this prospectus supplement. The additional aggregate face amount and the applicable issue price will be provided in an amended prospectus supplement to be dated as of the date of such sale.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

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        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Hypothetical examples	S-9
Additional Risk Factors Specific to Your Notes	S-12
The Basket	S-18
Specific Terms of Your Notes	S-25
Use of Proceeds and Hedging	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-32
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of the Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relation to Indexed Securities	103
Considerations Relation to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	136
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Basket-Linked Notes due
(Linked to the Goldman Sachs International Demand Basket)

Goldman, Sachs & Co.